FIRST AMENDMENT
TO DISTRIBUTION AGREEMENT

This First Amendment ("Amendment") to the Distribution Agreement dated as of January 15, 2014 as amended from time to time (the "Agreement"), by and between Context Capital Funds (the "Client") and Foreside Funds Services, LLC, ("Distributor") is entered into as of December 22, 2014 (the "Effective Date").

WHEREAS, the Client and Distributor wish to amend Exhibit A of the Agreement to reflect the addition of the Context Macro Opportunities Fund; and

WHEREAS, Section 16 of the Agreement requires all amendments to be in writing and signed by the parties;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

2 Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby incorporated herein by reference.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute on and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

CONTEXT CAPITAL FUNDS		FORESIDE FUND SERVICES, LLC

By:	/s/ Stephen J. Kneeley	By:	/s/ Mark Fairbanks
	Name: Stephen J. Kneeley		Mark A. Fairbanks, President
Title: President

EXHIBIT A

EXHIBIT A

Fund Names

Context Alternative Strategies Fund
Context Macro Opportunities Fund